QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of HCP, Inc. for the registration of unspecified shares/amounts of common stock, preferred stock, depository shares, debt securities, warrants or other rights, stock purchase contracts and units, and to the incorporation by reference herein of our report dated February 9, 2009 (except for the Consolidated Balance Sheets, the Consolidated Statements of Income, the Consolidated Statements of Equity, the Consolidated Statements of Cash Flows, Note 2 "Principles of Consolidation" section, "Noncontrolling Interests and Mandatorily Redeemable Financial Instruments" section, "Earnings Per Share" section and "Recent Accounting Pronouncements" section, Note 5 "Properties Held for Sale" and "Results from Discontinued Operations" sections, Note 9 "Intangibles", Note 14 "Concentration of Credit Risk" section—third and fifth paragraphs, Note 15 "Preferred Stock" section, Note 16 "Segment Disclosures", Note 18 "Income Taxes—first paragraph" and "Taxable Income Reconciliation" section, Note 23 "Earnings Per Common Share", Note 25 "Selected Quarterly Financial Data" and "Schedule III: Real Estate and Accumulated Depreciation", as to which the date is April 27, 2009), with respect to the consolidated financial statements and schedules of HCP, Inc. included in its Current Report on Form 8-K dated May 4, 2009 which amends the Annual Report on Form 10-K for the year ended December 31, 2008, and our report dated February 9, 2009 with respect to the effectiveness of internal control over financial reporting of HCP, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2008, both filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Irvine, California
September 2, 2009

QuickLinks

  Exhibit 23.1